UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 10, 2013

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement
Amendment to Credit Facilities; New Tranche B Term Loan Facility
On September 10, 2013, Cincinnati Bell Inc. (the “Company”) announced that it has amended and restated its Existing Credit Agreement (as defined below), originally dated as of November 20, 2012, among the Company, as borrower, certain subsidiaries of the Company, as guarantors, Bank of America N.A., as administrative agent (the “Agent”), and the financial institutions parties thereto as lenders (the “Existing Credit Agreement”) pursuant to the First Amendment to the Credit Agreement dated as of September 10, 2013 (the “Effective Date”), among the Company, certain subsidiaries of the Company, as guarantors, the Agent, and the financial institutions party thereto as lenders (the “Amendment” and the Existing Credit Agreement, as amended and restated pursuant to the Amendment being referred to herein as the “Restated Credit Agreement”).

Under the Restated Credit Agreement, the Company obtained a new Tranche B term loan facility in an aggregate principal amount equal to $540,000,000 (the “Term Facility”), which the Company drew in full on September 10, 2013. The Term Facility has 0.75% of original issue discount and a maturity date of September 10, 2020. Prior to the maturity thereof, the Term Facility will be subject to quarterly amortization of 0.25% of its principal amount. The Company may prepay the Term Facility at any time in whole or in part without premium or penalty, subject to certain exceptions (including for (i) breakage and redeployment costs in the case of prepayment of LIBOR rate loans and (ii) Term Facility repricing events occurring during the period from the Effective Date to the date that is six months following the Effective Date).

The net proceeds of the Term Facility, anticipated to be approximately $530 million after the discount, fees and expenses, will be used to finance the redemption, repurchase or other retirement of the Company's 8.25% Senior Notes due 2017 and, to the extent any proceeds remain thereafter, for general corporate purposes of the Company and its subsidiaries.

Loans under the Term Facility bear interest, at the Company's election, at a rate per annum equal to (i) LIBOR (subject to a 1.00% floor) plus the applicable margin or (ii) the base rate plus the applicable margin. The applicable margin for loans under the Term Facility is 3.00% for LIBOR rate loans and 2.00% for base rate loans. Base rate is the greatest of (x) the bank prime rate, (y) the one-month LIBOR rate plus 1.00% and (z) the federal funds rate plus 0.5%.

Pursuant to the Amendment, the Existing Credit Agreement was modified to provide that the Term Facility participates in mandatory prepayments applicable to the Company's existing revolving credit facility (the “Revolving Facility”), subject to the terms and conditions (including with respect to payment priority) set forth in the Restated Credit Agreement; provided that, unless the Company is in default under the Restated Credit Agreement or cannot demonstrate compliance with the applicable senior secured leverage ratio test set forth therein, the Term Facility is not entitled to mandatory prepayments in respect of (i) sales of the Company's equity interests in CyrusOne Inc. and CyrusOne LP (“CyrusOne Sales”) or (ii) sales of the Company's equity interest in, or property owned by, Cincinnati Bell Wireless, LLC. In addition, the existing Credit Agreement was modified to provide that 85%, rather than 100%, of proceeds of CyrusOne Sales are applied to mandatory prepayments under the Restated Credit Agreement, subject to the terms and conditions set forth therein. Other revisions were also effected pursuant to the Amendment, including with respect to financial covenant compliance levels.

The Term Facility is subject to the same affirmative and negative covenants and events of default as the Revolving Facility, except as otherwise described herein or as set forth in the Restated Credit Agreement. A breach of the financial covenants set forth in the Restated Credit Agreement will only result in an event of default under the Term Facility when the Agent or a majority in interest of the lenders under the Revolving Facility have terminated the commitments under the Revolving Facility or accelerated the loans then outstanding under the Revolving Facility in response to such breach.

The above description is only a summary of certain provisions of the Restated Credit Agreement and is qualified in its entirety by reference to the provisions of the Amendment (including the form of Restated Credit Agreement attached as Annex I thereto), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

10.1
First Amendment to Credit Agreement dated as of September 10, 2013, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.

10.2
Annex I to First Amendment to Credit Agreement dated as of September 10, 2013, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.

99.1	Press release dated September 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date:	September 10, 2013	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit        Exhibit
No.

10.1
First Amendment to Credit Agreement dated as of September 10, 2013, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.

10.2
Annex I to First Amendment to Credit Agreement dated as of September 10, 2013, among Cincinnati Bell Inc., an Ohio corporation, the subsidiary guarantors party thereto, the Lenders party thereto and Bank of America, N.A.

99.1	Press release dated September 10, 2013

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